                                                          Exhibit 99.1

                                                          For Information
                                                          ---------------
                                                          Mark A. Hellerstein
                                                          Robert T. Hanley
                                                          303-861-8140

                  ST. MARY REPORTS RECORD RESULTS FOR YEAR 2003

DENVER, February 26, 2004 - St. Mary Land & Exploration Company (NYSE: SM)
today reported record earnings of $95.6 million or $2.80 per diluted share for the year ended December 31, 2003. Year 2002 earnings were $27.6 million or $0.97 per diluted share. Revenues for 2003 were $393.9 million compared to $196.4 million for 2002. St. Mary's discretionary cash flow(1) increased 95% from
$118.8 million in 2002 to $232.1 million in 2003.

Oil and gas production for 2003 was a record 76.9 billion cubic feet of gas equivalent (BCFE), a 40% increase over 2002. The average realized price per MCFE increased $1.38 to $4.75 in 2003, a 41% increase from the average price realized in 2002. Estimated oil and gas reserves as of December 31, 2003 increased 21% to
594 BCFE from 491 BCFE at year-end 2002. Proved developed reserves are 89% of total proved reserves.

Earnings for the fourth quarter were $24.7 million or $0.72 per diluted share compared to $7.0 million or $0.24 per diluted share for the fourth quarter of
2002. Revenues for the fourth quarter of 2003 were $98.4 million compared to
$52.1 million for the same period in 2002. Discretionary cash flow(1) for the fourth quarter increased 74% from the same period in 2002 to $63.0 million.
Average daily oil and gas production during the fourth quarter 2003 totaled
207.6 MMCFE, up 32% from 156.8 MMCFE in the comparable 2002 period. Average prices realized during the quarter were $4.59 per Mcf and $26.85 per barrel, which were 35% and 3% higher, respectively, than the realized prices in the fourth quarter of 2002.

During the fourth quarter of 2003 the Company realized net proceeds totaling
$21.7 million and recognized pre-income tax gains totaling $7.5 million from the sales of certain property interests in its Permian Basin and Rocky Mountain regions.

Mark Hellerstein, Chairman, President and CEO, commented, "Our record earnings reflect a 40% increase in production, high commodity prices, and moderate increases in operating costs in 2003. We increased our estimated oil and gas reserves 21%, while the proved undeveloped portion of our reserves decreased from 12% to 11%. We replaced 293% of our production at an all-inclusive finding cost of $1.05 per MCFE. Our balance sheet remains strong, and we enter 2004 on a positive note. Our organic drilling budget is up 12% to $173 million over year
2003 expenditures, with significant continuing activity in Northeast Mayfield in

                                      -1-

Oklahoma and in the Bakken play in the Williston Basin, where we believe we have significant running room into 2005 and possibly beyond. We have advanced the
Hanging Woman Basin coalbed methane project to the development stage and expect production to begin next year. For the first time, we will be receiving 3-D seismic data over our entire 25,000-acre fee lands in St. Mary Parish,
Louisiana. This was the legacy asset of the Company for decades that has produced 200 million barrels of oil and 3.5 TCF of gas. Our interest is large and additional development of the property has the potential to be very significant."

The Company's previously announced forecast for the first quarter and the full year of 2004 remains unchanged and is as follows:

                                        1st Quarter               Year
                                       -------------             -------
 Production                             18 - 20 BCFE           78 - 82 BCFE
 Lease operating expenses,
    including production taxes and
    transportation                    $1.15 - $1.25/MCFE     $1.15 - $1.25/MCFE
 General and administrative exp.      $0.35 - $0.40/MCFE     $0.32 - $0.37/MCFE
 Depreciation, depletion & amort. $1.05 - $1.10/MCFE     $1.10 - $1.20/MCFE

In 2004, St. Mary's weighted average shares outstanding will reflect 31,623,241 common shares outstanding at December 31, 2003 less the Company's repurchase of
3,380,818 of those shares on February 9, 2004 from Flying J Oil & Gas Inc.
and Big West Oil & Gas Inc., as previously announced in the Company's
February 9, 2004 press release. If there are no significant share issuances during the remainder of 2004, on a weighted average basis the first quarter of
2004 will reflect approximately 1,900,000 less shares outstanding and the year
2004 will reflect approximately 3,100,000 less shares outstanding as compared to year-end 2003. The attached financial highlights include a table showing the impact of this transaction to our balance sheet on a pro-forma basis as of
December 31, 2003.

As previously announced, the St. Mary year-end 2003 earnings teleconference call is scheduled for February 27 at 8:00 am (MST). The call participation number is
888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through March 12 at
800-642-1687, conference number 4951539. International participants can dial
706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 4951539. In addition, the call will be broadcast live online and can be accessed by going directly to St. Mary's website home page at www.stmaryland.com. An audio recording of the conference call will be available at that site through March 12.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words "will," "believe," "anticipate," "intend," "estimate," "forecast" and
"expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause
St. Mary's actual results to differ materially from results expressed or implied

                                      -2-

by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, production rates and reserve replacement, reserve estimates, drilling and operating service availability and uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of
St. Mary's 2002 Annual Report on Form 10-K filed with the SEC and the 2003
Annual Report on Form 10-K expected to be filed with the SEC on or about
February 27, 2004. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(1)           Discretionary cash flow is computed as net income plus
              depreciation, depletion, amortization, impairments, deferred taxes, exploration expense and non cash mark-to-market adjustments related to compensation plans, less the cumulative effect of change in accounting principle and unrealized derivative gain. See the attached financial highlights for a reconciliation of
              discretionary cash flow to net cash provided by operating
              activities, a presentation of other cash flow information, and a statement indicating why management believes the presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

                                    PR-04-04
                                       ###

                                      -3-

                       ST. MARY LAND & EXPLORATION COMPANY
                              FINANCIAL HIGHLIGHTS
                                December 31, 2003
                                   (Unaudited)
PRODUCTION DATA                                       Three Months Ended                             Year Ended
---------------                                          December 31,          Percent              December 31,          Percent
                                                 ----------------------------                ----------------------------
                                                   2003              2002      Change             2003           2002     Change
                                                 ----------------------------                ----------------------------
Average realized price:
    Gas (per Mcf)                                $   4.59           $   3.39        35%      $    4.89          $   3.00      63%
    Oil (per Bbl)                                $  26.85           $  26.06         3%      $   26.96          $  25.34       6%

Production:
    Gas (MMcf)                                     11,966              9,880        21%         49,663            38,164      30%
    Oil (MBbls)                                     1,189                758        57%          4,541             2,815      61%
    MMCFE (6:1)                                    19,101             14,430        32%         76,909            55,055      40%

Daily production:
    Gas (Mcf per day)                             130,066            107,393        21%        136,062           104,558      30%
    Oil (Bbls per day)                             12,925              8,242        57%         12,441             7,713      61%
    MCFE per day (6:1)                            207,617            156,846        32%        210,709           150,836      40%

Margin analysis per MCFE:
    Net realized price                           $   4.55           $   3.69        23%      $    4.75          $   3.37      41%
    Oil and gas production costs                     1.06               0.89        19%           1.15              0.92      25%
    General and administrative costs                 0.39               0.26        50%           0.33              0.26      27%
                                                 ----------------------------                ----------------------------
    Operating margin                             $   3.10           $   2.54        22%      $    3.27          $   2.19      49%
                                                 ----------------------------                ----------------------------
    Depletion, depreciation & amortization   $   1.08           $   1.06         2%      $    1.07          $   0.99       8%

INCOME STATEMENT
----------------
(In thousands, except per share amounts)              Three Months Ended                             Year Ended
                                                         December 31,                               December 31,
                                                 ----------------------------                ----------------------------
                                                   2003              2002                         2003           2002
                                                 ----------------------------                ----------------------------
Revenues:
    Oil and gas production                       $ 86,878           $ 53,259                 $ 365,114         $ 185,670
    Gas marketing revenue                           2,419              1,589                    13,438             8,399
    Gain (loss) on sale of proved properties        7,499             (2,543)                    7,278            (2,633)
    Derivative gain                                     -                  -                         -             3,188
    Other                                           1,589               (235)                    8,104             1,770
                                                 ----------------------------                ----------------------------
                                                   98,385             52,070                   393,934           196,394
                                                 ----------------------------                ----------------------------
Operating expenses:
    Oil and gas production costs                   20,205             12,886                    88,509            50,839
    Depletion, depreciation, amortization
       and abandonment liability accretion         20,709             15,263                    81,960            54,432
    Exploration                                     5,985              4,069                    26,653            19,501
    Impairment and abandonment                        (22)               540                     3,981             2,446
    General and administrative                      7,480              3,755                    25,179            14,299
    Derivative loss                                   668              1,406                       310                 -
    Gas marketing expenses                          2,188              1,351                    12,229             7,982
    Minority interest and other                       600                300                     1,802             1,206
                                                 ----------------------------                ----------------------------
                                                   57,813             39,570                   240,623           150,705
                                                 ----------------------------                ----------------------------

Income from operations                             40,572             12,500                   153,311            45,689
    Interest income                                    70                190                       717               758
    Interest expense                               (1,542)            (1,288)                   (7,958)           (3,868)
                                                 ----------------------------                ----------------------------
Income before income tax expense                   39,100             11,402                   146,070            42,579
    Income tax expense (benefit)- current           6,345                 67                    32,238               569
    Income tax expense - deferred                   8,080              4,356                    23,692            14,450
                                                 ----------------------------                ----------------------------
Income from continuing operations                  24,675              6,979                    90,140            27,560
    Cumulative effect from change
       in accounting principle                          -                  -                     5,435                 -
                                                 ----------------------------                ----------------------------
Net income                                       $ 24,675           $  6,979                 $  95,575         $  27,560
                                                 ============================                ============================

Basic weighted avg shares outstanding              31,552             27,940                    31,233            27,856
Diluted weighted avg shares outstanding            35,858             28,608                    35,535            28,391

Basic earnings per common share:
    Income from continuing operations            $   0.78           $   0.25                 $    2.89         $    0.99
    Cumulative effect of accounting change              -                  -                      0.17                 -
                                                 ----------------------------                ----------------------------
Basic net income per common share                $   0.78           $   0.25                 $    3.06         $    0.99
                                                 ============================                ============================
Diluted earnings per common share:
    Income from continuing operations            $   0.72           $   0.24                 $    2.65         $    0.97
    Cumulative effect of accounting change              -                  -                      0.15                 -
                                                 ----------------------------                ----------------------------
Diluted net income per common share              $   0.72           $   0.24                 $    2.80         $    0.97
                                                 ============================                ============================

BALANCE SHEET
-------------
(In thousands)                                    Dec 31,            Dec 31,
                                                   2003               2002
                                                 ----------------------------
    Working capital                              $   3,101          $   2,050
    Long-term debt                               $ 110,696          $ 113,601
    Stockholders' equity                         $ 390,653          $ 299,513

    Shares outstanding - permanent equity           28,242             27,973
    Shares outstanding - temporary equity            3,381                  -
    Note receivable from Flying J (contra-equity)$  71,594          $       -

PROVEN RESERVES
---------------                                    Dec 31,            Dec 31,
                                                    2003               2002
                                                 ---------          ----------
    Oil (MBbls)                                    47,787              36,119
    Gas (MMcf)                                    307,024             274,172
                                                 ---------          ----------
    MMCFE (6:1)                                   593,744             490,887
                                                 =========          ==========

CASH FLOW
---------
(In thousands)

Reconciliation of Discretionary Cash Flow to Net Cash
Provided by Operating Activities:
                                                         Three Months Ended                   Year Ended
                                                            December 31,                     December 31,
                                                    ----------------------------      -----------------------------
                                                      2003              2002               2003           2002
                                                    ----------------------------      -----------------------------
Discretionary Cash Flow (1)                         $ 63,005           $ 36,175       $ 232,053          $ 118,762

(Gain) loss on property sales                         (7,499)             1,707          (7,278)            1,797
Exploration exp, excluding exploratory dry hole exp   (5,000)            (3,685)        (18,171)          (11,824)
Minority interest & other                          3,576              2,084           2,088                40
Changes in working capital                              (677)              (724)         (4,373)           32,934

                                                    ---------         ----------      ----------         ----------
Net Cash Provided by Operating Activities           $ 53,405           $ 35,557       $ 204,319          $ 141,709
                                                    =========         ==========      ==========         ==========
Net Cash Used in Investing Activities               $(43,291)        $ (87,073)       $(196,939)         $(180,931)
                                                    =========         ==========      ==========         ==========
Net Cash Provided by (Used in) Financing Activities $ (2,401)          $ 13,600        $ (3,707)         $  46,260
                                                    =========         ==========      ==========         ==========

 (1)Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, impairments, deferred taxes, exploration expense, and non-cash mark-to-market adjustments related to compensation plans less the change in accounting principle and unrealized derivative loss. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary's ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.
    Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

PRO FORMA BALANCE SHEET IMPACT OF FLYING J SHARE REPURCHASE
-----------------------------------------------------------
(In thousands, except per share amounts)

    On February 9, 2004, the Company repurchased from Flying J 3,380,818 restricted shares of common stock for a total of $91.0 million. These shares were originally issued by St. Mary to Flying J on January 29, 2003, in connection with St. Mary's acquisition of oil and gas properties. In addition to issuing the shares in the acquisition, St. Mary loaned Flying J
    $71.6 million. Flying J used the proceeds to repay their outstanding loan balance of $71.6 million. Accrued interest, which has not been recorded by the Company for financial reporting purposes due to the non-recourse nature of the loan, was forgiven. The net $19.4 million cash outlay was funded from the Company's existing cash balances and borrowings under its bank credit facility.

    The following table shows the unaudited pro forma effects on the summarized consolidated balance sheet had the transaction occurred on December 31,
    2003. The table assumes that the Company would have borrowed the necessary cash payment from its existing credit facility.

                                                                                       Unaudited
                                                                                       Pro Forma
                                                December 31,        Pro forma         December 31,
                                                   2003            Adjustments            2003
                                                 ----------        -----------        ------------
Condensed balance sheet:
    Current assets                               $ 107,923                            $   107,923
    Property and equipment, net                    611,287                                611,287
    Other noncurrent assets                         16,644                                 16,644
                                                 ----------                           ------------
       Total Assets                              $ 735,854                            $   735,854
                                                 ==========                           ============

    Current liabilities                          $ 104,822                            $   104,822
    Debt, including senior debt                    110,696            19,406              130,102
    Other noncurrent liabilities,
    including minority interest                    129,683                                129,683
                                                 ----------                           ------------
       Total Liabilities                           345,201                                364,607

    Restricted stock held by Flying J               71,594           (71,594)                   -
    Note receivable from Flying J                  (71,594)           71,594                    -
                                                 ----------                           ------------
       Total Temporary Equity                            -                                      -

       Total Equity                                390,653           (19,406)             371,247
                                                 ----------                           ------------
    Total Liabilities and Stockholders' Equity   $ 735,854                            $   735,854
                                                 ==========                           ============

Selected share and per share information:
    Total common shares outstanding                 31,623            (3,381)              28,242
                                                 ==========                           ============
    Net book value per share                     $   12.35                            $     13.15
                                                 ==========                           ============